Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:     Thomas Hushen (Media)
(856) 342-5227
Jennifer Driscoll (Analysts / Investors)
(856) 342-6081

CAMPBELL COMPLETES SALE OF ITS
EUROPEAN SIMPLE MEALS BUSINESS

CAMDEN, N.J., Oct. 28, 2013 - Campbell Soup Company (NYSE:CPB) announced today that it has completed the sale of its European simple meals business to CVC Capital Partners (CVC), a leading global private equity firm, for a purchase price of 400 million euro.
On Oct. 1, 2013, Campbell announced that it had signed a definitive agreement for the sale of its national brands of soups, sauces and simple meals, including Liebig and Royco in France, Erasco in Germany, Blå Band in Sweden and Devos Lemmens and Royco in Belgium. The transaction also includes four plants in Puurs, Belgium; Le Pontet, France; Lubeck, Germany; and Karpalund, Sweden.
The agreement does not include Campbell’s recently-acquired Kelsen Group, which will continue its operations in Denmark and the export of its products to countries in Europe and throughout the world. Campbell will continue to export Pepperidge Farm products throughout Europe and Campbell’s products in the United Kingdom, the Middle East and Africa.
About Campbell Soup Company
Campbell Soup Company is a manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” “Bolthouse Farms,” “Plum Organics” and “Kjeldsens.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.